Exhibit 99.1
FOR IMMEDIATE RELEASE
For more information contact:

Media Relations & Investor Relations
John Vincenzo
508.323.1260
john_vincenzo@3com.com
3COM APPOINTS NEW CHIEF FINANCIAL OFFICER
          MARLBOROUGH, MASS. — May 10, 2007 — 3Com Corporation (NASDAQ: COMS) today announced that Jay Zager will be joining 3Com as its new Executive Vice President and Chief Financial Officer (CFO), effective June 23, 2007. Zager will replace Don Halsted, who is leaving the company to pursue other opportunities. Halsted will serve as an advisor to 3Com and Zager to help facilitate an orderly transition of responsibilities.
          Zager joins 3Com from Gerber Scientific where he was most recently the company’s Executive Vice President and CFO. At Gerber, he was responsible for all aspects of finance as well as business planning, corporate development and information technology. During his tenure at Gerber, Zager played a key role in helping the company strengthen its financial performance and improve its balance sheet. Additionally, he worked closely with Gerber senior management to help broaden the company’s international presence and achieve profitable growth, particularly in the China and Southeast Asia markets.
          “3Com’s global presence, scale and market opportunity have expanded considerably following the acquisition of H3C,” said Edgar Masri, 3Com president and

CEO. “We believe Jay Zager’s significant executive, financial and international experience will play an important role in helping the new 3Com improve our financial performance and market position worldwide. I look forward to working with Jay as we leverage his experience to help drive further process improvements and increase shareholder value over time.
          “I would like to thank Don for his hard work and dedication to 3Com over the past three years. Don played a key role in the completion of our acquisitions of TippingPoint and H3C, and he has been a consummate team player. He also has put in place a strong finance organization, which will serve the company well as we continue to grow.”
          Prior to his work at Gerber, Zager was Senior Vice President and CFO of Helix Technology Corp., a global semiconductor equipment manufacturer. Earlier he was Executive Vice President and Chief Financial Officer of Inrange Technologies Corp., a storage networking company. Before Inrange, he was with the Compaq/Digital Equipment organization for 14 years, holding a number of senior financial and business management positions. Zager received a Masters degree in Finance and Strategic Planning from Sloan School of Management, Massachusetts Institute of Technology and a Bachelor of Science degree in Operations Research from Massachusetts Institute of Technology.
          Jay Zager added, “With the acquisition of H3C and through focused execution on expense control within the SCN segment, 3Com has made significant progress in its efforts to reach profitability over the past year. I look forward to helping lead the organization to drive further process improvements and to realize the growth and profitability potential that I believe it is well positioned to achieve.”
          As an inducement to his employment with 3Com, 3Com’s Compensation Committee is granting Zager seven-year options to purchase 500,000 shares of 3Com’s common stock at an exercise price equal to the closing price on the first Tuesday of the month following the month in which he commences employment. 3Com also is granting Zager 300,000 shares of restricted stock. These grants vest as to 25 percent on each anniversary of the grant date, assuming Zager’s continued employment. The foregoing grants were made under NASDAQ’s “inducement” exception.
About 3Com Corporation
3Com Corporation (NASDAQ: COMS) is a leading provider of secure, converged voice and data networking solutions for enterprises of all sizes. 3Com offers a broad line of innovative products backed by world class sales, service and support, which excel at delivering business value for its customers. Through its TippingPoint division, 3Com is a leading provider of network-based intrusion prevention systems that deliver in-depth application protection, infrastructure protection, and performance protection. 3Com also owns H3C Technologies Co., Limited (H3C), a China-based provider of network infrastructure products. H3C brings innovative and cost-effective product development and manufacturing and a strong footprint in one of the world’s most dynamic markets. For further information, please visit www.3com.com, or the press site www.3com.com/pressbox.
Safe Harbor
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding (1) executive transition matters, (2) employment terms and (3) future performance potential. These statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including, without limitation, the risks detailed in our filings with the SEC, including those discussed in our quarterly report filed with the SEC on Form 10-Q for the quarter ended March 2, 2007. 3Com Corporation does not intend, and disclaims any obligation, to update any forward-looking information contained in this press release.
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